Exhibit (d)(3)(xviii)

AMENDMENT NO. 12 TO

PROFUNDS MONEY MARKET FUND MINIMUM YIELD AGREEMENT

This amendment No. 12 (“Amendment”) to the Money Market Fund Minimum Yield Agreement

made as of May 1, 2009, by and between each of ProFunds, on behalf of Government Money Market ProFund and ProFund VP Government Money Market, and ProFund Advisors LLC (the “Agreement”), is entered into as of this 10th day of March 2021.

This Amendment is entered into to modify the Agreement as follows:

1. The Agreement shall renew for the additional one‐year period of May 1, 2021 through

April 30, 2022.

2. Except as expressly modified by this Amendment, the terms of the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date set forth above.

Accepted by:

PROFUND ADVISORS LLC, a Maryland limited liability company	PROFUNDS, a Delaware statutory trust

By:_/s/ Michael L. Sapir_________________	By:_/s/ Todd B. Johnson_________________
Michael L. Sapir Chief Executive Officer	Todd B. Johnson President